Exhibit 4(c)(27)

AMENDMENT 2011-1 TO

ELAN U.S. SEVERANCE PLAN

This Amendment 2011-1 to the Elan U.S. Severance Plan effective March 1, 2001, and amended and restated as of April 1, 2011 (the “Elan U.S. Severance Plan”), is effective as of July 14, 2011 (the “Effective Date”).

RECITALS/BACKGROUND

A.        WHEREAS, Athena Neurosciences, Inc. (the “Company”) adopted the Elan U.S. Severance Plan for the benefit of certain “Eligible Employees” of each Employer (as defined in the Elan U.S. Severance Plan); and

B.        WHEREAS, the Company desires to amend the Elan U.S. Severance Plan to specify that certain provisions apply only to those Eligible Employees subject to Section 409A of the Internal Revenue Code of 1986, as amended, and to extend the period within which an Employer is required to pay severance pursuant to the terms of the Elan U.S. Severance Plan.

AGREEMENT

NOW, THEREFORE, the Company hereby agrees to amend the Elan U.S. Severance Plan, as set forth below:

1.        The first sentence in the first paragraph following the asterisked paragraph in Section 5.2 shall be amended in its entirety to read as follows:

“Severance pay shall be paid in a lump sum payment within seventy-five (75) days following the Severance Date.”

2.        The last sentence in the first paragraph in Article VI shall be amended in its entirety to read as follows:

“Only with respect to Eligible Employees whose severance under the Plan is “non-qualified deferred compensation” subject to Section 409A of the Code, notwithstanding any provision of this Plan to the contrary, in no event shall the timing of such Eligible Employee’s execution of the Waiver and Release Agreement, directly or indirectly, result in the Eligible Employee designating the calendar year of payment, and if a payment that is subject to execution of the Waiver and Release Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.”

3.        In the event of a conflict between the terms of this Amendment 2011-1 and the Elan U.S. Severance Plan, the terms of this Amendment 2011-1 shall govern. Except as expressly amended herein, the terms and conditions of the Elan U.S. Severance Plan shall remain in full force and effect.

ATHENA NEUROSCIENCES, INC.

By:	/s/ John L. Donahue
Name: John L. Donahue Title: Assistant Secretary

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